AGREEMENT AND PLAN OF MERGER


      This AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of March 25, 2005, is entered into between Sports Entertainment Enterprises, Inc., a public company incorporated in the State of Colorado ("SPEA" or the "Company"), and CKX, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("CKX"). RECITALS

      WHEREAS, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado;

      WHEREAS, in connection with the transaction contemplated herein, the Board of Directors of the Company has unanimously approved an amendment of the Articles of Incorporation of the Company in order to increase the authorized number of the Company's shares of capital stock from one hundred million (100,000,000) shares of common stock, no par value, and five million (5,000,000) shares of preferred stock, no par value, to two hundred seventy-five million (275,000,000) shares of capital stock, consisting of two hundred million (200,000,000) shares of common stock, par value $0.01 per share (the "SPEA Common Stock"), and seventy-five million (75,000,000) shares of blank check preferred stock, par value $0.01 per share (the "SPEA Preferred Stock,"as described in more detail below), of which sixty-six million five hundred thirty-one thousand six hundred and thirty-seven (66,531,637) shares of SPEA Common Stock are issued and outstanding, no shares of Series A Convertible Redeemable Preferred Stock of the Company (the "SPEA Series A Preferred Stock") are issued and outstanding, one million four hundred and ninety-one thousand eight hundred and seventeen (1,491,817) shares of Series B Convertible Preferred Stock of the Company (the "SPEA Series B Preferred Stock") are issued and outstanding, and one (1) share of Series C Convertible Preferred Stock of the Company (the "SPEA Series C Preferred Stock") is issued and outstanding;

      WHEREAS, CKX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and on the date of this Agreement has authority to issue two hundred million (200,000,000) shares of common stock, par value $0.01 per share (the "CKX Common Stock"), and seventy-five million (75,000,000) shares of blank check preferred stock, par value $0.01 per share (the "CKX Preferred Stock"), of which 100 shares of CKX Common Stock are issued and outstanding and owned by the Company;

      WHEREAS, the respective Boards of Directors of the Company and CKX and the stockholder of CKX have determined that, for purposes of effecting the reincorporation of the Company in the State of Delaware, it is advisable, to the advantage of and in the best interests of CKX and its stockholder and the Company and its shareholders that the Company merge with and into CKX upon the terms and subject to the conditions herein provided (the "Reincorporation Merger");

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      WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Reincorporation Merger to qualify as a reorganization under the provisions of Section 368 of the Code; and

      WHEREAS, the respective Boards of Directors of the Company and CKX and the stockholder of CKX have unanimously adopted and approved this Agreement, and the Board of Directors of the Company has directed that this Agreement be submitted for approval by vote of the holders (the "Shareholders") of shares of (a) SPEA Common Stock, (b) SPEA Series A Preferred Stock, (c) SPEA Series B Preferred Stock, and (d) SPEA Series C Preferred Stock.

      NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agrees as follows:

                                    ARTICLE I

                   THE REINCORPORATION MERGER; EFFECTIVE TIME

      1.1. The Reincorporation Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), the Company shall be merged with and into CKX whereupon the separate existence of the Company shall cease. CKX shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") in the Reincorporation Merger and shall continue to be governed by the laws of the State of Delaware. The Surviving Corporation shall continue to operate the business of the Company under the name "CKX, Inc." The Reincorporation Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the "DGCL") and in the Colorado Business Corporation Act, as amended (the "CBCA"), and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all employee benefit plans and arrangements, stock options plans, and all indebtedness, of the Company.

      1.2. Effective Time. Provided that the condition set forth in Section 5.1 has been fulfilled or waived in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 6.1, on the date of the closing of the Reincorporation Merger, the Company and CKX shall cause a Statement of Merger to be executed and filed with the Secretary of State of Colorado (the "Colorado Statement of Merger") and a Certificate of Merger to be executed and filed with the Secretary of State of Delaware (the "Delaware Certificate of Merger"). The Reincorporation Merger shall become effective at 3:00 p.m., New York City time, on March 25, 2005, or upon the date and time specified in the Colorado Statement of Merger and the Delaware Certificate of Merger (the "Effective Time").

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                                   ARTICLE II

                 CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

      2.1. The Certificate of Incorporation. The certificate of incorporation of CKX in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

      2.2. The Bylaws. The bylaws of CKX in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

                                   ARTICLE III

               OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         3.1. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

      3.2. Directors. The directors and the members of the various committees of the board of directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors and members of such committees of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE IV

                        EFFECT OF MERGER ON CAPITAL STOCK

      4.1 Effect of Merger on Capital Stock. At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of the Company, CKX or the Shareholders:

         (a) Each share of SPEA Common Stock (other than shares ("Dissenting Shares") that are owned by shareholders ("Dissenting Shareholders") exercising dissenters' rights pursuant to Article 113 of the CBCA), issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of CKX Common Stock, with the same rights, powers and privileges as the shares so converted, and all shares of SPEA Common Stock shall be cancelled and retired and shall cease to exist. At the Effective Time, the shares of CKX Common Stock shall be listed for quotation on the NASDAQ National Market, under the ticker symbol, "CKXE."

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         (b) Each share of SPEA Series A Preferred Stock, issued and outstanding immediately prior to the Effective Time, shall be converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of Series A Convertible Redeemable Preferred Stock of CKX ("CKX Series A Preferred Stock"), with the same rights, powers and privileges as the shares so converted, and all shares of SPEA Series A Preferred Stock shall be cancelled and retired and shall cease to exist.

         (c) Each share of SPEA Series B Preferred Stock, issued and outstanding immediately prior to the Effective Time, shall be converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of Series B Convertible Preferred Stock of CKX ("CKX Series B Preferred Stock"), with the same rights, powers and privileges as the shares so converted, and all shares of SPEA Series B Preferred Stock shall be cancelled and retired and shall cease to exist.

         (d) Each share of SPEA Series C Preferred Stock, issued and outstanding immediately prior to the Effective Time, shall be converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of Series C Convertible Preferred Stock of CKX ("CKX Series C Preferred Stock"), with the same rights, powers and privileges as the shares so converted, and all shares of SPEA Series C Preferred Stock shall be cancelled and retired and shall cease to exist.

         (e) Each option, warrant, purchase right, unit or other security of the Company issued and outstanding immediately prior to the Effective Time, by virtue of the Merger Reincorporation and without any action on part of the holder thereof, shall be (i) converted into and shall be an identical security of CKX, and (ii) in the case of securities to purchase shares of SPEA Common Stock, converted into the right to purchase the same number of shares of CKX Common Stock as the number of shares of SPEA Common Stock that were acquirable pursuant to such security, at a price per share equal to the exercise price of such security, and upon the same terms and subject to the same conditions as set forth in the agreements entered into by the Company pertaining to such security. A number of shares of CKX Common Stock shall be reserved for the purposes of the exercise of such options, warrants, purchase rights, units or other securities equal to the number of shares of SPEA Common Stock so reserved immediately prior to the Effective Time.

         (f) Each share of treasury stock owned by the Company shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

         (g) At the Effective Time, the 100 shares of CKX Common Stock presently issued and outstanding in the name of the Company shall be cancelled and retired and resume the status of authorized and unissued shares of CKX Common Stock, and no shares of CKX Common Stock or other securities of CKX Common Stock shall be issued in respect thereof.

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      4.2. Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of SPEA Common Stock (other than Dissenting Shares), or options, warrants, purchase rights, units or other securities of the Company, if any, shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective CKX Common Stock, or options, warrants, purchase rights, units or other securities of CKX, if any, as the case may be, into which the shares of SPEA Common Stock, or options, warrants, purchase rights, units or other securities of the Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of CKX Common Stock, or options, warrants, purchase rights, units or other securities of CKX, if any, as the case may be, evidenced by such outstanding certificate, as above provided.

      4.3. Rights of Former Holders. From and after the Effective Time, no holder of certificates which evidenced SPEA Common Stock or SPEA Preferred Stock immediately prior to the Effective Time shall have any rights with respect to the shares formerly evidenced by those certificates, other than to receive the shares of CKX Common Stock or CKX Preferred Stock into which such SPEA Common Stock or SPEA Preferred Stock shall have been converted pursuant to the Reincorporation Merger.

      4.4. Dissenters' Rights. No Dissenting Shareholder shall be entitled to shares of CKX Common Stock under this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Reincorporation Merger under the CBCA, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Article 113 of the CBCA with respect to Dissenting Shares owned by such Dissenting Shareholder. If any person or entity who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares which would be Dissenting Shares but for that failure to perfect or withdrawal or loss of the right to dissent, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into shares of CKX Common Stock pursuant to Section 4.1 hereof.

                                    ARTICLE V

                                    CONDITION

      5.1. Condition to Each Party's Obligation to Effect the Reincorporation Merger. The respective obligation of each party hereto to effect the Reincorporation Merger is subject to receipt prior to the Effective Time of the requisite approval of this Agreement and the transactions contemplated hereby by the Shareholders pursuant to the CBCA and the Articles of Incorporation and bylaws of the Company.

                                   ARTICLE VI

                                   TERMINATION

      6.1. Termination. This Agreement may be terminated, and the Reincorporation Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the Shareholders, if the board of directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of the Company and its shareholders. Notwithstanding the foregoing, the Company retains the right to elect not to proceed with the Reincorporation Merger if greater than 1% of the Shareholders entitled to vote properly exercise their dissenters' rights. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or CKX, or any of their respective shareholders, directors or officers.

                                   ARTICLE VII

                            MISCELLANEOUS AND GENERAL

      7.1. Further Assistance. From and after the Effective Time, as and when required by CKX or by its successor and assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in CKX the title to and possession of all the property, interests, assets, rights, privileges, immunities, power, franchises and authority of the Company, and otherwise to carry out the purposes of this Agreement, and the officers and directors of CKX are fully authorized in the name and on behalf of the Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

      7.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of SPEA Common Stock shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (ii) alter or change any provision of the certificate of incorporation of the Surviving Corporation to be effected by the Reincorporation Merger, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

      7.3. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

      7.4. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

      7.5. Entire Agreement. This Agreement constitutes the entire agreement and supercedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

      7.6. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      7.7. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      7.8. Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

      7.9. Approval of the Company as the Sole Stockholder of CKX. By its execution and delivery of this Agreement, the Company, as the sole stockholder of CKX, consents to, approves and adopts this Agreement and approves the Reincorporation Merger, subject to the approval and adoption of this Agreement by the affirmative vote of a majority of the shares of capital stock of the Company entitled to vote. The Company agrees to execute such instruments as may be necessary or desirable to evidence its approval and adoption of this Agreement and Reincorporation Merger as the sole stockholder of the Delaware Corporation.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                  SPORTS ENTERTAINMENT ENTERPRISES, INC.


                                  By:    /s/Kraig G. Fox
                                     ------------------------------------------
                                     Name:  Kraig G. Fox
                                     Title: Chief Corporate Development Officer
                                            and Secretary



                                  CKX, INC.


                                  By:
                                     ----------------------------
                                     Name:  Jason Horowitz
                                     Title: Chief Executive Officer